China Fire & Security Group Inc. Signs Two New Contracts with Wuhan Iron & Steel Group Totaling $8.3 million

BEIJING, June 17 /Xinhua-PRNewswire-FirstCall/ -- China Fire & Security Group, Inc. (Nasdaq: CFSG; "China Fire" or "the Company"), a leading industrial fire protection product and solution provider in China, announced today that the Company has signed two contracts with Wuhan Iron and Steel Group ("Wuhan Iron and Steel"), valued at approximately $8.3 million for two independent fire protection projects.

Wuhan Iron and Steel, headquartered in Wuhan, Hubei Province, is the 4th largest iron and steel company in China with annual capacity of 30 million tons of iron and steel products, one of a few extra-large-scale state-owned companies in China.

China Fire will serve as a total solution provider on the first project, valued at approximately $4.1 million, consisting of the automatic fire protection systems to be installed in the cable tunnel and underground oil tank for Wuhan Iron and Steel Group's CSP plant in Wuhan, Hubei Province. The contract calls for China Fire to provide automated fire protection systems that include the Company's analog linear fire detectors, multi-frequency infrared flame detectors, fire-alarm monitoring and control systems, and water mist fire-extinguishing systems. These systems will ensure that the entire production facility is safe from fire hazards and fully compliant to the new fire codes for iron and steel industry. The project is expected to be completed by the end of year 2008.

China Fire will also serve as a contractor for the second project, valued at approximately $4.2 million. The Company will provide the fire protection systems for the iron and steel plant of Echeng Iron and Steel Company, a subsidiary of Wuhan Iron and Steel located in Ezhou, Hubei Province. China Fire will provide the automatic fire protection systems, including the Company's linear heat detectors, fire-alarm monitoring and control systems and various fire-extinguishing systems. The project is expected to be completed by the end of year 2008.

"We are pleased with the recent contract wins of $8.3 million with Wuhan Iron and Steel Group, demonstrating our superior product capacity and leading position in the industrial fire protection industry," commented Mr. Brian Lin, CEO of China Fire. "Wuhan Iron and Steel Group, which has been our long term customer, plans to expand its capacity through its new build-out of 10 million tons in Huangchenggang, Guangxi Province. China Fire is working closely with Wuhan Iron and Steel and is well positioned to win in this new development." concluded Mr. Brian Lin.

About China Fire & Security Group, Inc.

China Fire & Security Group, Inc. (Nasdaq: CFSG), through its wholly owned subsidiaries, Sureland Industrial Fire Safety Limited ("Sureland") and Tianjin Tianxiao Fire Safety Equipment ("Tianxiao"), is a leading total solution provider of industrial fire protection systems in China. Leveraging on its proprietary technologies, China Fire is engaged primarily in the design, manufacture, sales and maintenance services of a broad product portfolio including detectors, controllers, and fire extinguishers. Via its nationwide direct sales force, China Fire has built a solid client base including major companies in the iron and steel, power and petrochemical industries throughout China. China Fire has a seasoned management team with strong focus on standards and technologies. Currently, China Fire has 52 issued patents covering fire detection, system control and fire extinguishing technologies. Founded in 1995, China Fire is headquartered in Beijing with about 500 employees in more than 30 sales and project offices throughout China. Cautionary Statement Regarding Forward Looking Information

This presentation may contain forward-looking information about China Fire & Security Group, Inc. and its wholly owned subsidiary Sureland which are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and include discussions of strategy, statements about industry trends and China Fire & Security Groups' future performance, operations and products. This and other "Risk Factors" are contained in China Fire & Security Groups' public filings with the SEC.

For more information, please contact:

China Fire & Security Group, Inc.
Robert Yuan, Chief Accounting Officer
Tel: +86-10-8441-7848
Email: ir@chinafiresecurity.com
Web: http://www.chinafiresecurity.com